EXHIBIT 99.1

                                [SIX FLAGS LOGO]

                SIX FLAGS REPORTS FOURTH QUARTER 2006 RESULTS
                ---------------------------------------------

       Q4 Revenues Flat as 19% Per Capita Growth Offsets Attendance Decline;
          Q4 Loss from Continuing Operations Improves to $1.12 Per Share

New York, NY - March 15, 2007 - Six Flags, Inc. (NYSE: SIX) today announced operating results for its fourth quarter and year ended December 31, 2006.

Reported results from continuing operations for the quarters and years ended December 31, 2006 and 2005 exclude the operations of the Company's parks in Buffalo, New York; Columbus, Ohio; Concord, California; Denver, Colorado; Houston, Texas; Oklahoma City, Oklahoma; Sacramento, California; and Seattle, Washington ("Discontinued Operations Parks"), which have been classified as discontinued operations due to the Company's decision to sell those parks.(1)

Total revenue from continuing operations for the quarter of $104.3 million was flat compared to $104.5 million in the prior-year period. Increased per capita revenue for the quarter (up 19%) was offset by a decline in attendance (down 16%). As the vast majority of the Company's parks are closed during most of the fourth quarter due to the seasonal nature of the Company's business, the fourth quarter generates significantly less attendance and revenue than the second or third quarters.

The Company's loss from continuing operations for the quarter improved by $6.1 million to $100.5 million. Net loss for the quarter was $189.7 million, compared to the prior-year net loss of $139.0 million, reflecting the $6.1 million reduction in loss from continuing operations, offset by a $56.8 million increased loss from discontinued operations. The loss from discontinued operations primarily reflects a non-cash loss related to the Company's decision, announced on January 11, 2007, to sell seven of its parks. The non-cash loss resulted from the excess of the Company's carrying amount in the net assets over the expected net sales proceeds, which reflects goodwill from previous business combinations that was allocated to the seven parks.

For the year, the Company's net loss was $305.6 million, compared to the prior-year loss of $110.9 million, reflecting: (i) $95.5 million in increased losses from discontinued operations; (ii) $56.5 million in increased cash operating costs due to increases in salaries, wages, and other expenses primarily associated with increased staffing levels, maintenance, and other services undertaken to improve the guest experience; (iii) $11.1 million of reduced revenues from continuing operations, reflecting a decline in attendance, partially offset by substantial growth in per capita revenue; and (iv) $30.7 million in increased non-cash costs ($17.8 million in depreciation, amortization and fixed asset losses and $12.9 million in stock-based compensation costs, reflecting the Company's adoption of Statement of Financial Accounting Standards No. 123 (R) "Share-Based Payment" at the beginning of 2006).

"While 2006 was a transition year for Six Flags, we made real progress toward setting the company on the right path, from repositioning our parks to target families and investing in the in-park experience, to reaching an agreement to sell selected parks which will enable us to reduce debt and re-focus our capital and management resources," said Mark Shapiro, Six Flags President and CEO.

"The 2007 season will fully reflect the new management team's influence on all aspects of our business, from budgeting, planning, marketing and pricing to the oversight of day to day operations. I am encouraged by early season indicators, which show season pass sales up 32% over last year; marketable capital will be delivered on time and on budget; and guest service will be markedly improved. We are hitting the ground running with an entertainment experience that will deliver for every member of the family."

Fourth Quarter Results

Attendance for the quarter was 2.7 million, down 16% from 3.3 million in the fourth quarter 2005. Total revenue per capita for the quarter increased 19% to $37.95 from the prior-year level of $31.80. Per capita guest spending, which excludes sponsorship and other revenues not related to guest spending, increased $4.24, or 15%, to $33.32 from $29.08 in the fourth quarter 2005, as guests continued to spend more on admissions, parking, food and beverage, merchandise and rentals.

Costs and expenses from continuing operations, which includes payroll, advertising, cost of sales, repairs and maintenance, utilities, insurance, real estate taxes, depreciation, amortization, stock-based compensation and loss on fixed assets, were $157.9 million for the quarter, compared to $157.0 million for the fourth quarter of 2005, an increase of $0.9 million. The cost increase was primarily driven by increased staffing and services and stock-based compensation costs, partially offset by costs associated with senior management and corporate strategy changes ("Management Change Costs") in the fourth quarter of 2005.

Loss from continuing operations for the fourth quarter 2006 was $100.5 million or $1.12 per share - basic and diluted, compared to $106.6 million or $1.20 per share - basic and diluted in the prior-year period. Total net loss applicable to common stock in the fourth quarter 2006 was $195.2 million, or $2.07 per share - basic and diluted, compared to net loss applicable to common stock of $144.5 million, or $1.55 per share - basic and diluted in the prior-year period.

Adjusted EBITDA(2) for the fourth quarter was a loss of $6.3 million, compared to a loss of $12.1 million in the fourth quarter of 2005. Excluding the Management Change Costs, Adjusted EBITDA would have been a loss of $6.1 million for the fourth quarter, compared to earnings of $0.5 million in the prior-year period.

2006 Results

For the year ended December 31, 2006, total revenues from continuing operations declined $11.1 million, or 1%, to $945.7 million from $956.8 million in the prior year. Attendance for the year was 24.8 million, down 13% from 28.7 million in 2005.

The prior year included 0.5 million in attendance and $13.1 million in revenue from the New Orleans park, which has not operated since the end of August 2005 due to damage sustained from Hurricane Katrina. Excluding the impact of the closed New Orleans park, revenues were up $2.0 million compared with the prior year, and attendance was down 12%. Included in reduced attendance were a 1.2 million reduction from season pass holders and 1.7 million less attendance from groups and promotions. Attendance for the year was adversely affected by reduced and delayed media and unfavorable weather comparisons to the prior year, particularly on weekends at certain Six Flags-branded parks.

Total revenue per capita increased $4.72, or 14%, to $38.07, from $33.35 in the prior year. Per capita guest spending, which excludes sponsorship and other revenues not related to guest spending, increased $4.18, or 13%, to $36.12 from $31.94 in the prior year.

Costs and expenses from continuing operations increased $87.2 million to $895.6 million for 2006, compared to $808.4 million in 2005. The key drivers of the increase were increases in salaries, wages, and other expenses primarily associated with increased staffing levels, maintenance, and other services undertaken to improve the guest experience ($59.7 million), depreciation, amortization and loss on fixed assets ($17.8 million) and stock-based compensation ($12.9 million), partially offset by reduced cost of sales ($3.2 million).

Loss from continuing operations for 2006 and 2005 were $207.0 million and $108.9 million, or $2.43 and $1.41 per share - basic and diluted, respectively.

Total net loss applicable to common stock for 2006 was $327.6 million, or $3.48 per share, compared to net loss applicable to common stock of $132.9 million, or $1.43 per share in the prior year. The net loss reflects approximately $247.0 million, or $2.62 per share, of non-cash and other items not directly related to the ongoing operation of the business. Excluding these items, net loss applicable to common stock for 2006 would have been $0.86 per share, compared to a loss of $0.33 per share for 2005. (See the attached table for a reconciliation from net loss applicable to common stock to net loss from continuing operations before these non-cash and other items.)

Adjusted EBITDA for 2006 declined from $248.0 million in the prior year to $180.8 million, primarily as a result of increased costs. Excluding the Management Change Costs, Adjusted EBITDA would have been $194.7 million, compared to $260.7 million in the prior year.

Cash and Liquidity

As of December 31, 2006, the Company had $105.0 million outstanding on its $300.0 million revolving credit facility, no amounts drawn on its $82.5 million multi-currency revolving facility (excluding letters of credit in the amount of $33.1 million), and $24.3 million in cash.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company. Founded in 1961, Six Flags celebrated its 45th Anniversary in 2006. It is a publicly-traded corporation (NYSE: SIX) headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the caption "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2006, which will be available free of charge on Six Flags' website http://www.sixflags.com.

                                    # # #

Contact:
Wendy Goldberg - (212) 652-9393

----------

(1) Six Flags AstroWorld in Houston, Texas is also classified as a discontinued operation; however, it had no park operations during 2006 and the sale of its underlying land was completed in June 2006.

(2) See the following tables and Note 2 to those tables for a discussion of EBITDA (Modified), Adjusted EBITDA and a reconciliation to these amounts from net income (loss).

                                 Six Flags, Inc.
            Three and Twelve Months Ended December 31, 2006 and 2005
                    (In Thousands, Except Per Share Amounts)

Statement of Operations (1)               Three Months Ended       Twelve Months Ended
                                             December 31,              December 31,
                                        ----------------------    ----------------------
                                           2006         2005         2006         2005
                                        ---------    ---------    ---------    ---------
Revenue                                  $104,343     $104,525     $945,665     $956,757

Costs and expenses (excluding
 depreciation, amortization,
 stock-based compensation
 and loss on fixed assets)                114,721      119,617      720,520      664,038
Depreciation                               33,295       32,024      131,416      126,778
Amortization                                  220          220          879          880
Stock-based compensation                    2,676        2,174       15,728        2,794
Loss on fixed assets                        6,953        2,989       27,057       13,906
                                        ---------    ---------    ---------    ---------
Income (loss) from operations             (53,522)     (52,499)      50,065      148,361
                                        ---------    ---------    ---------    ---------
Interest expense (net)                     51,309       48,854      199,991      183,547
Minority Interest in earnings (loss)       (5,179)      (4,234)      40,223       39,794
Equity in operations of partnerships          486           --          948           --
Early repurchase of debt                       --           --           --       19,303
Other Expense                                  24        9,518       11,560       10,877
                                        ---------    ---------    ---------    ---------
Loss from continuing operations
 before income taxes                     (100,162)    (106,637)    (202,657)    (105,160)
Income tax (expense) benefit                 (333)          86       (4,318)      (3,705)
                                        ---------    ---------    ---------    ---------
Loss from continuing operations
 before discontinued operations and
 cumulative effect of a change in
 accounting principle                    (100,495)    (106,551)    (206,975)    (108,865)

Discontinued Operations                   (89,233)     (32,457)     (97,605)      (2,073)
                                        ---------    ---------    ---------    ---------
Loss before cumulative effect of a
 change in accounting principle          (189,728)    (139,008)    (304,580)    (110,938)

Cumulative effect of a change
  in accounting principle                      --           --       (1,038)          --
                                        ---------    ---------    ---------    ---------
Net loss                                $(189,728)   $(139,008)   $(305,618)   $(110,938)
                                        =========    =========    =========    =========

Net loss applicable to common stock     $(195,221)   $(144,500)   $(327,588)   $(132,908)
                                        =========    =========    =========    =========
Per share - basic:
     Loss from continuing operations    $   (1.12)   $   (1.20)   $   (2.43)   $   (1.41)
     Discontinued operations            $   (0.95)   $   (0.35)   $   (1.04)   $   (0.02)
     Cumulative effect of a change in
        accounting principle            $      --    $      --    $   (0.01)   $      --
                                        ---------    ---------    ---------    ---------
Net loss                                $   (2.07)   $   (1.55)   $   (3.48)   $   (1.43)
                                        =========    =========    =========    =========


Per share - diluted:
     Loss from continuing operations    $   (1.12)   $   (1.20)   $   (2.43)   $   (1.41)
     Discontinued operations            $   (0.95)   $   (0.35)   $   (1.04)   $   (0.02)
     Cumulative effect of a change in
        accounting principle            $      --    $      --    $   (0.01)   $      --
                                        ---------    ---------    ---------    ---------
Net loss                                $   (2.07)   $   (1.55)   $   (3.48)   $   (1.43)
                                        =========    =========    =========    =========

                                                Balance Sheet Data
                                                 (In Thousands)

Balance Sheet Data                   December 31, 2006      December 31, 2005
                                     -----------------      -----------------
Cash and cash equivalents
 (excluding restricted cash)            $     24,295           $     80,510
Total assets                               3,187,616              3,491,922

Current portion of long-term debt            114,059                113,601
Long-term debt (excluding current
 portion)                                  2,126,888              2,128,756
Mandatory redeemable preferred
 stock                                       284,497                283,371
Total Stockholders equity                    376,140                694,208

                                          Three Months Ended       Twelve Months Ended
                                             December 31,              December 31,
                                        ----------------------    ----------------------
Other Data:                                2006         2005         2006         2005
                                        ---------    ---------    ---------    ---------
EBITDA (Modified) (2)                   $ (10,378)   $ (15,092)   $ 225,145    $ 292,719
Adjusted EBITDA (2)                     $  (6,326)   $ (12,078)   $ 180,793    $ 248,045
Weighted average shares
  outstanding - basic                      94,385       93,124       94,242       93,110
Weighted average shares
  outstanding - diluted                    94,385       93,124       94,242       93,110
Net cash provided by
  operating activities                  $ (76,343)   $ (89,952)   $   9,804    $ 121,410

The following table sets forth a reconciliation of net income (loss) to EBITDA (Modified) and Adjusted EBITDA for the periods shown (in thousands):

                                          Three Months Ended       Twelve Months Ended
                                             December 31,              December 31,
                                        ----------------------    ----------------------
Other Data:                                2006         2005         2006         2005
                                        ---------    ---------    ---------    ---------
Net loss                                $(189,728)   $(139,008)   $(305,618)   $(110,938)
Cumulative effect of a change in
  accounting principle                         --           --        1,038           --
Discontinued operations                    89,233       32,457       97,605        2,073
Income tax expense                            333          (86)       4,318        3,705
Other expense                                  24        9,518       11,560       10,877
Early repurchase of debt                       --           --           --       19,303
Equity in operations of partnerships          486           --          948           --
Minority interest in earnings              (5,179)      (4,234)      40,223       39,794
Interest expense (net)                     51,309       48,854      199,991      183,547
Loss on fixed assets                        6,953        2,989       27,057       13,906
Amortization                                  220          220          879          880
Depreciation                               33,295       32,024      131,416      126,778
Stock-based compensation                    2,676        2,174       15,728        2,794
                                        ---------    ---------    ---------    ---------
EBITDA (Modified)                         (10,378)     (15,092)     225,145      292,719
Third party interest in EBITDA
  of certain parks (3)                      4,052        3,014      (44,352)     (44,674)
                                        ---------    ---------    ---------    ---------
Adjusted EBITDA                         $  (6,326)   $ (12,078)   $ 180,793    $ 248,045
                                        =========    =========    =========    =========

The following table sets forth a reconciliation of net income (loss) applicable to common stock to net income (loss) from continuing operations before certain non-cash and other items. (4)

                                          Three Months Ended       Twelve Months Ended
                                             December 31,              December 31,
                                        ----------------------    ----------------------
                                           2006         2005         2006         2005
                                        ---------    ---------    ---------    ---------
Net loss applicable to common stock     $(195,221)   $(144,500)   $(327,588)   $(132,908)

Loss on fixed assets                        6,953        2,989       27,057       13,906
Early repurchase of debt                       --           --           --       19,303
Discontinued operations                    89,233       32,457       97,605        2,073
Cumulative effect of change in
  accounting treatment                         --           --        1,038           --
Stock-based compensation                    2,676        2,174       15,728        2,794
Management Change Costs                       196       12,605       13,885       12,605
Tax valuation allowance                    69,039       58,034       91,661       51,832
                                        ---------    ---------    ---------    ---------

Sub-total                                 168,097      108,259      246,974      102,513
                                        ---------    ---------    ---------    ---------
Net loss from continuing operations
  before certain non-cash costs and
  other items                           $ (27,124)   $ (36,241)   $ (80,614)   $ (30,395)
                                        =========    =========    =========    =========



Per share- basic:
Net loss applicable to common stock     $   (2.07)   $   (1.55)   $   (3.48)   $   (1.43)
Less: Certain non-cash costs and other
  items                                 $   (1.78)   $   (1.16)   $   (2.62)   $   (1.10)
                                        ---------    ---------    ---------    ---------
Net loss from continuing operations
  before certain non-cash costs and
  other items                           $   (0.29)   $   (0.39)   $   (0.86)   $   (0.33)
                                        =========    =========    =========    =========

                                      NOTES

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles ("GAAP").

(2) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation, and gain (loss) on disposal of assets. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) minus interests of third parties in EBITDA of the four parks plus our interest in one hotel, that are less than wholly owned. The company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, "EBITDA- Based Measures") provide useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA-Based Measures are used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Neither of the EBITDA-Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

(3) Represents interest of third parties in EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly, Marine World), plus the Company's interest in EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark.

(4) The Company's reported results include items of income and expense that the Company believes are typically excluded by securities analysts in their published estimates for the Company's financial results. The Company therefore believes that presentation of net income (loss) from continuing operations before certain non-cash and other items is relevant and useful to investors. Excluded items include loss on disposal of assets, early repurchase of debt, discontinued operations, cumulative effect of a change in accounting principle, stock-based compensation, Management Change Costs and effects of any deferred tax asset valuation allowance.